Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Certain Funds Affiliated with Apollo Global Management Announce Commencement of Tender Offer for All Outstanding Shares of Outerwall

NEW YORK, NY—August 5, 2016—Certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) announced the commencement of a cash tender offer to purchase all of the outstanding shares of common stock of Outerwall Inc. (NASDAQ: OUTR) (“Outerwall”). The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) announced by Apollo and Outerwall on July 25, 2016 under which certain funds affiliated with Apollo, a leading global alternative investment manager, will acquire Outerwall for $52.00 per share. The transaction has a total enterprise value of approximately $1.6 billion, including net debt.

The $52.00 per share all-cash tender offer represents a premium of approximately 51% over Outerwall’s closing stock price on March 14, 2016, immediately prior to the announcement that Outerwall’s board of directors initiated a process to explore strategic and financial alternatives.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal that set forth the terms and conditions of the tender offer will be filed today by the affiliates of Apollo making the offer. Additionally, Outerwall will file with the U.S. Securities and Exchange Commission (the “SEC”) a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Outerwall’s board of directors that Outerwall stockholders tender their shares in the tender offer.

The tender offer will expire at 12:00 midnight (New York City time) on September 1, 2016 (one minute after 11:59 P.M. New York City time on September 1, 2016), unless the offer period is extended in accordance with the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on Outerwall’s stockholders tendering at least a majority of Outerwall’s outstanding shares and other customary closing conditions.

If, as a result of the tender offer, the affiliates of Apollo making the offer own shares representing at least one share more than 50% of the then outstanding shares of Outerwall’s common stock, Outerwall will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, merge with a subsidiary of such affiliates of Apollo, with Outerwall surviving as an indirect wholly owned subsidiary of such affiliates, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of Outerwall, as soon as practicable following the consummation of the tender offer.

Okapi Partners LLC is acting as information agent for Apollo in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Okapi Partners LLC by telephone at (855) 305-0856 or banks and brokers may call (212) 297-0720, or by email at info@okapipartners.com.

About Apollo

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $186 billion as of June 30, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

This press release contains forward-looking statements in addition to historical and other information. Outerwall and Apollo use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to, or that otherwise identify, forward-looking statements. All statements that address activities, events, performance or developments that Outerwall and/or Apollo intend, expect or believe may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the tender offer, its completion and the completion of the related transactions, and payment of dividends, as well as Outerwall’s industry, business strategy, goals, projections and expectations concerning Outerwall’s market positions, future operations, future performance, results or condition, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related mergers, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Outerwall’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Outerwall will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger (such as the occurrence of a material adverse effect), including in circumstances that would require Outerwall to pay a termination fee or other expenses; (7) risks regarding the failure to obtain the necessary financing to complete the proposed transactions; (8) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; (9) the effect of the announcement or pendency of the proposed transactions on Outerwall’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, retailers, suppliers and others with whom it does business, and its operating results and business generally; (10) risks related to diverting management’s attention from Outerwall’s ongoing business operations; (11) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (12) effects of changes in the general business, political and economic climates; and (13) other factors as set forth from time to time in Outerwall’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Form 10-K for the fiscal year ended December 31, 2015, subsequent Form 10-Q filings, and other SEC filings. These forward-looking statements reflect Outerwall’s and/or Apollo’s expectations as of the date of this press release. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time, and it is not possible for Outerwall or Apollo to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have.

The forward-looking statements included in this press release are made as of the date hereof. Apollo is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction commenced by affiliates of Apollo is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) to be filed by such affiliates of Apollo with the U.S. Securities and Exchange Commission (SEC). In addition Outerwall will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Outerwall stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 when they become available. Outerwall stockholders will be able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from Okapi Partners

LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, Telephone Number (855) 305-0856 or banks and brokers may call (212) 297-0720, the information agent for the tender offer.

Media Contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com